ASSET PURCHASE AGREEMENT

BETWEEN:	CYOP Systems International Inc.
1022 Sixth Street – Unit A
Hermosa Beach, California
90254-4819

(“Purchaser”)

AND:

FutureBet Systems Inc.
1500 Georgia St #1300
Vancouver, B.C.

(“Seller”)

RECITALS

               WHEREAS, Seller and its subsidiaries offer corporations and entrepreneurs the ability to establish their own customized on-line gaming operations. The Sellers’ line of internet gaming products is collectively referred to as the FutureBet system, the newest version being v2.4;

               And

               WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer, such assets (“Exhibit A FutureBet system”) together with all rights pertaining thereto, all as described in Exhibit A hereto (collectively, the "Assets") on the terms and subject to the conditions hereinafter set forth. The Seller further warrants that it is not selling their business, operations, employees or any other right with regard to operating their own business.

AGREEMENT

               NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. SALE OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined below), Sellers shall sell, convey, assign, grant, transfer and deliver to Buyer, and Buyer shall purchase, acquire and receive from Sellers the Assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, nature or character ("Liens").

SECTION 2. CONSIDERATION FOR TRANSFER OF THE ASSETS

               2.1 PURCHASE PRICE. Subject to the terms and conditions of these Agreement, in consideration of the transfer of the Assets, Buyer shall pay to Sellers $650,000.00USD in funds per a schedule (“Exhibit B”) and a further $550,000USD by the issuance of common stock of CYOP Systems International Inc., as quoted on the Nasdaq OTC BB with the symbol , “CYOS” at a deemed price of the market at time of issuance per a schedule (“Exhibit C”).

               Notwithstanding anything else in this Agreement to the contrary, except as specifically set forth in Section 1, Buyer shall not assume, pay, perform, or discharge, obligations and liabilities of Sellers whether disclosed, undisclosed, direct, indirect, fixed or contingent, known or unknown, incurred in the ordinary course of the Sellers business. The Buyer is only purchasing the Software Code of Future Bet Systems known as V.2.4. Further, Buyer agrees that the Seller will remain in the same business, and Buyer cannot resell the assets known as “Futurebet” as described in Exhibit A.

SECTION 3. THE CLOSING.

               3.1 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of FutureBet Systems Inc., at #1300-1500 Georgia St Vancouver BC, on December 14, 2005. The time and date on which the Closing is actually held is referred to herein as the "Closing Date."

               3.2 DOCUMENTS TO BE DELIVERED AT CLOSING. On the Closing Date, subject to the terms and conditions of this Agreement, Sellers shall deliver to Buyer all necessary code of the, “FutureBet system V 2.4” and the Sellers and will provide such bills of sale, assignments, endorsements and other recordable instruments of assignment, transfer and conveyance, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer all of the right, title and interest of Sellers in and to the Assets free and clear of all Liens.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLERS.

               Except as set forth on the Schedule of Exceptions, Sellers hereby represent and warrant to Buyer as follows:

4.1 AUTHORITY, APPROVAL AND ENFORCEABILITY.

               (a) The Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of Sellers necessary for such execution delivery and performance has been duly taken.

               (b) This Agreement is a legal, valid and binding obligation of Seller, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Seller in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Seller, each enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

               4.2 NO CONFLICT. The execution and delivery by the Seller in this Agreement and any other agreements, instruments and documents to be executed and delivered by the Seller pursuant hereto do not, and the performance and consummation by Seller of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Sellers' charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, to which Seller is a party or to which Seller or the Assets are subject.

               4.3 NO CONSENT REQUIRED. No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any foreign, federal, provincial, local or other governmental authority or regulatory body or any court or other tribunal to which Sellers or the Assets are subject is required for the execution, delivery or performance by Sellers of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby or thereby.

               4.4 TITLE TO ASSETS. Seller has good and marketable title to the Assets, free and clear of all Liens. Upon delivery by Seller to Buyer of the Assets at Closing, Buyer will acquire good and marketable title to the Assets free and clear of all Liens.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

               As a material inducement to Seller to enter into this Agreement, Buyer represents and warrants to Sellers as follows:

               5.1 ORGANIZATION; POWER; GOOD STANDING. Buyer is a company duly organized, validly existing and in good standing under the laws of Nevada, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify could have a material adverse effect on the business, assets, operations or financial condition of Buyer.

               5.2 AUTHORITY, APPROVAL AND ENFORCEABILITY.

               (a) Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby, and all corporate action of Buyer necessary for such execution, delivery and performance has been duly taken.

               (b) This Agreement is a legal, valid and binding obligation of Buyer, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Buyer in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Buyer, each enforceable against Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

               5.3 NO CONFLICT. The execution and delivery by Buyer of this Agreement and any other agreements, instruments and documents to be executed and delivered by Buyer pursuant hereto do not, and the performance and consummation by Buyer of the transactions contemplated hereby and thereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Buyer's charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, agreement, lease or other instrument to which Buyer is a party or to which Buyer or its assets are subject that has or is likely to have a material adverse effect on the business, assets, operations or financial condition of Buyer.

SECTION 6. ADDITIONAL AGREEMENTS.

               6.1 CONFIDENTIALITY. For a period of three years from the date of this Agreement, each party hereto shall hold in confidence and use its best efforts to have all of their respective employees, agents, representatives and affiliated companies hold in confidence all documents and other written material containing information of a confidential nature belonging to the other party (including, but not limited to, the intellectual property rights contained in the Assets), and, except as contemplated by this Agreement, shall not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which:

(i)	becomes generally available to the public in any manner or form through no fault of either party, or their respective employees, agents or representatives;
(ii)	is released for disclosure by one party with the other party's consent or
(iii)

when such disclosure is required by a court or a governmental agency or is otherwise required by law or is necessary in order to establish rights under this Agreement or any other agreements referred to herein.

               6.2 PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated and, except as otherwise may be expressly provided herein, each party shall pay its own fees, expenses and disbursements and those of its respective agents, representatives, consultants, accountants and counsel incurred in connection with this Agreement and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by such party under this Agreement.

               6.3 SALES, TRANSFER AND TAXES. Seller shall pay all related sales taxes arising out of the transfer of the Assets.

               6.4 FURTHER ASSURANCES. Seller, at any time after the Closing, at the request of Buyer and at Buyer's sole expense, shall execute, acknowledge and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer, and will take any other action consistent with the terms of this Agreement, that may reasonably be necessary for the purpose of assigning, granting and confirming to Buyer all Assets to be conveyed pursuant to this Agreement.

SECTION 7. MISCELLANEOUS.

               7.1 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, contains the entire understanding among the parties hereto and with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations, inducements or conditions, express or implied, oral or written, except as set forth herein. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

               7.2 AMENDMENT AND WAIVER. This Agreement may not be modified, amended or supplemented other than by an agreement in writing executed by all parties hereto. No waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provisions, breach or default of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

               7.3 ASSIGNMENT: BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               7.4 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next business day following receipt of telex or telecopy transmission, or upon being received by Canada Post:, addressed as set forth below:

               (a) If to Buyer:

                                             CYOP Systems International Inc.
                                             1022 Sixth Street – Unit A
                                             Hermosa Beach, California 90254-4819

                              Telephone: (604) 948-7087
                              Telecopy: (604) 628-7059

               (b) If to Seller:

                                             FutureBet Systems Inc.
                                             #1300-1500 Georgia St
                                             Vancouver BC V6G 2Z6

                              Telephone: (604) 604 688-2310
                              Telecopy: (604) 604 909-3300

Any party may alter the addresses to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7.4 for the giving of notice.

               7.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive the Closing. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

               7.6 INCORPORATION OF SCHEDULES AND EXHIBITS. All schedules, exhibits and other documents and written information required to be delivered pursuant to this Agreement are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects.

               7.7 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of the void or unenforceable provision.

               7.11 GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Province of British Columbia applicable to contracts made and performed in such province, without regard to the principles thereof regarding conflict of laws.

               7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all of the parties indicated as the signatories hereto.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 16, 2005 the date first above written.

CYOP Systems International Inc.

By:

Name:

Title:

FutureBet Systems Inc.

By:

Name:

Title:

EXHIBIT A – List of Assets

“FutureBet System”

2) Internet Casino Software (current games available)

Table Games

•	Blackjack
•	American Roulette
•	European Roulette
•	Pai Gow Poker
•	Mini-Baccarat
•	Ride On Poker
•	Caribbean Poker
•	Craps
•	Casino War
•	Red Dog
•	Three Card Poker

CURRENT PRODUCT OFFERING – (continued)

Slot Machines

•	Classic Slots
•	Cover Up Bonus Slots
•	Cash Bash Progressive Slots
•	Haunted Slots
•	Drive In Slots
•	Jackpot Jungle Slots
•	Coco Slots
•	Cherry Bomb Slots
•	Big Heist Slots
•	Kings Court Slots
•	Alien Invasion Slots
•	Diamond Mine Slots
•	High Noon Slots
•	Lucky Break Slots (Multi-line 9 lines)
•	Texas Tea Slots (Multi-line 9 lines
•	Fire Gods Slots (Multi-line 9 lines)

•	Road Trip Slots (Multi-line 9 lines)

Video Poker

•	Western Jacks or Better Video Poker
•	Western Jokers Wild Video Poker
•	Western Deuces Wild Video Poker
•	Magic Jacks or Better Video Poker
•	Magic Jokers Wild Video Poker
•	Magic Deuces Wild Video Poker
•	Space Jacks or Better Video Poker
•	Space Jokers Wild Video Poker
•	Space Deuces Wild Video Poker
•	Jacks or Better Video Poker
•	Jokers Wild Video Poker
•	Deuces Wild Video Poker

3) Internet Sports Wagering Software

Covering North American sports and International sports and events as provided with Game Network Operator’s odds feed (or by Virtual Game Operator, if handling their own line management/provision).

CURRENT PRODUCT OFFERING – (continued)

4) General Software Features

The Licensee “Tool Box” shall include, at minimum, the following:
- adding/editing associates
- player account variables
- casino game variables
- player bonus variables
- sports betting variables
- post office
- custom email creation
- message center
- software welcome, exit and ticker message
- help file maintenance

Languages: Japanese, Spanish, French, Dutch, German, Italian, Korean, Russian, English.

5) Game interfaces to be changed/modified by at least 25%.

6) Prior to Buyer launching games, graphical changes to front end interfaces to be approved by Seller. Approval not to be unreasonably withheld.

7) General Reporting Functions

Reporting functions shall include, at minimum:
- overall profit report
- casino reports
- sports betting reports
- player reports
- affiliate reports
- reconciliation report
- bonus report

EXHIBIT B – Cash Consideration

The Buyer will pay to the Seller $650,000.00USD in funds as follows;

1.	A deposit of $325,000.00USD on closing.

2.	Initial deposit to be paid to FutureBet Systems Inc. on delivery of all “assets”, ie., newest source code ( known as version 2.4) with translated games in the languages described in Exhibit A.

3.	Installments of $30,000.00USD 30 days after the closing and $40,000.00USD 60 days after the closing.

4.

The balance of $255,000.00USD to be paid upon effectiveness of the Buyers registration statement and concurrent funding with Cornell Capital due payable no later then March 31st 2006. Should CYOP default in any of the payments or issuant of shares under this agreement then the rights to the source code shall revert back to Futurebet.

EXHIBIT C – Stock Consideration

The Buyer will issue to the seller on completion of the Cash consideration and effectiveness of registration system, $550,000.00USD in the stock of OTC BB or $550,000USD at buyers discretion. This stock will be piggy-back registered with SB-2 financing

1.	An amount of shares will be deemed and piggy-back registered on the SB-2 as at the closing price of the day before filing and in any case not less than 11,000,000 common shares.

2.	Prior to stock issuance a 12 month lock-up agreement will be executed with a dribble resale provision allowing for monthly amounts of stock to be available for resale.

3.	1-12th of the stock every month to be sold as a basis. With mutual consent dependent on market volume more than or less than 1-12th may be sold on any given month of the 12 month lock-up period.